Amendment No. 2 to Selling Agent Agreement

May 31, 2019

Reference is made to the Selling Agent Agreement, dated March 27, 2018, as amended August 13, 2018 (the “Selling Agent Agreement”), by and between NMS Capital Advisors, LLC (“NMS”) and Hightimes Holding Corp. (the “Company”). All capitalized terms used in this Amendment No. 2 to the Selling Agent Agreement (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Selling Agent Agreement. NMS and the Company agree as follows:

A. Amendments to Selling Agent Agreement. The Selling Agent Agreement is amended as follows:

1. The first paragraph of Section 3 shall be deleted in its entirety and replaced with the following:

“The Company’s Form 1-A, as amended, and related Offering Circular (the “Offering Circular”) was filed pursuant to Regulation A of Section 3(6) of the Securities Act. The Offering Circular was qualified by the by the United States Securities and Exchange SEC (“SEC”) on March 12, 2018 and re-qualified by the SEC on July 26, 2018. The Company filed a Offering Circular Supplement No. 1 to the Offering Circular on May 31, 2019 (the “Supplement”). The Securities will be offered by the Company and its management and no commissions or other compensation will be paid to members of Company’s management in connection with the Offering. The Securities to be offered by the Company directly to various investors (each, an “Investor” and, collectively, the “Investors”) in the Offering shall consist of up to 4,545,454 shares of the Company’s Class A Common Stock (“Common Stock” or “Shares” or “Securities”). The purchase price for one Share shall be $11.00 per Share (the “Share Purchase Price”).

2. Section 7Ai shall be deleted in its entirety and replaced with the following:

“The Offering Circular has been qualified under the Securities Act by the SEC. The “Offering Circular,” as of any time, means any such offering circular as amended by any supplement or post-qualification amendments thereto, including the exhibits and any schedules thereto at such time. “Final Offering Circular” means the final offering circular relating to the public offering of the Securities as filed with and re-qualified by the SEC on July 26, 2018, as supplemented by the Supplement, pursuant to Regulation A of the Securities Act Regulations.”

3. Section 7Aii shall be deleted in its entirety and replaced with the following:

“The term “Disclosure Package” means (i) the Final Offering Circular (including the Supplement) (ii) the Company’s Form 1-K Annual Report, including the audited consolidated financial statements of the Company as at December 31, 2017 and for the fiscal year then ended (the “2017 Form 1-K”) filed with the SEC on April 9, 2018, (iii) the Company’s Form 1-K Annual Report, including the audited consolidated financial statements of the Company as at December 31, 2018 and for the fiscal year then ended (the “2018 Form 1-K”) filed with the SEC on May 20, 2019, (iv) the Company’s Form 1-SA Semi-Annual Report, filed with the SEC on October 11, 2018, and (v) any Form 1-U filed by the Company with the SEC subsequent to July 26, 2018, the date of requalification of the Final Offering Circular, through and including the termination of the Offering.”

B. No Other Amendments. Except as set forth above, all the terms and provisions of the Selling Agent Agreement shall continue in full force and effect. All references to Selling Agent Agreement from the date hereof shall mean the Selling Agent Agreement, as amended by this Amendment.

C. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

D. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to the principles of conflicts of laws.

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If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose.

Very truly yours,

NMS CAPITAL ADVISORS, LLC

By:	/s/ David Walter
Name:	David Walters
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HIGHTIMES HOLDING CORP.

By:	/s/ Kraig Fox
Name:	Kraig Fox
Title:	Chief Executive Officer